Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BBX CAPITAL CORPORATION

(formerly New BBX Capital Corporation)

The Amended and Restated Articles of Incorporation of BBX Capital Corporation, a Florida corporation (the “Corporation”), are as follows:

ARTICLE I

NAME AND ADDRESS

The name of the Corporation is BBX Capital Corporation. The address of the principal office and the mailing address of the Corporation is 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301.

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is the transaction of any and all lawful business for which a corporation may be incorporated under the Florida Business Corporation Act, as the same may from time to time be amended.

ARTICLE III

TERM OF EXISTENCE

The Corporation shall have perpetual existence unless sooner dissolved in accordance with the laws of the State of Florida.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation is authorized to have outstanding 30,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), 4,000,000 million shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and collectively with the Class A Common Stock, “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share. The Board of Directors is authorized to divide the preferred stock into, and approve the Corporation’s issuance of, one or more series of preferred stock having the relative rights, preferences and limitations as may from time to time be determined by the Board of Directors. Without limiting the foregoing, the Board of Directors is expressly authorized to fix and determine, with respect to each series of preferred stock designated by the Board of Directors: (i) the number of shares which shall constitute the series and the designation of such shares; (ii) the rate and the time at which dividends on that series shall be paid and whether, and the extent to which, such dividends shall be cumulative or noncumulative; (iii) the right of the holders of the series to vote; (iv) the preferential rights of the holders upon liquidation or distribution of the assets of the Corporation; (v) the terms upon which the holders of any series may convert their shares into any other class or series of stock; and (vi) the terms and conditions upon which the series may be redeemed, and the terms and amount of any sinking fund or purchase fund for the purchase or redemption of that series.

ARTICLE V

RIGHTS OF COMMON STOCK

Section 1. Voting Rights of Common Stock.

Except as otherwise expressly provided by these Amended and Restated Articles of Incorporation, or any amendment hereto, or as required by Florida law, all rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Common Stock, voting together without regard to class, as follows:

(a) Class A Common Stock. On all matters presented for a vote of holders of Common Stock (other than any separate class vote required by these Amended and Restated Articles of Incorporation, or any amendment hereto, or by Florida law), holders of Class A Common Stock shall be entitled to one vote for each share held. Until the occurrence of a Final Trigger Event (as defined below), the Class A Common Stock shall collectively (together with all votes entitled to be cast, if any, in respect of the Series A Preferred Stock (as defined below)) represent in the aggregate Class A Percentage (as defined below) of the total voting power of the Common Stock.

(b) Class B Common Stock. On all matters presented for a vote of holders of Common Stock (other than any separate class vote required by these Amended and Restated Articles of Incorporation, or any amendment hereto, or by Florida law), until the occurrence of a Final Trigger Event, holders of Class B Common Stock shall be entitled to a number of votes (which may be or include a fraction of a vote) for each share of Class B Common Stock held equal to, subject to Section 1(c)(i) of Article VI, the quotient derived by dividing (1) the number equal to (x) the total number of shares of Class A Common Stock outstanding on the relevant record date divided by the Class A Percentage less (y) the total number of shares of Class A Common Stock outstanding on such record date by (2) the total number of shares of Class B Common Stock outstanding on such record date. For the avoidance of doubt, the voting provisions herein are intended to vest in the Class B Common Stock, and shall be interpreted and applied so that the Class B Common Stock possesses, in the aggregate the percentage of the total voting power of the Common Stock equal to 100% less the Class A Percentage (such percentage, the “Class B Percentage”) on all matters presented for a vote of holders of Common Stock (other than any separate class vote required by these Amended and Restated Articles of Incorporation, or any amendment hereto, or by Florida law) until a Final Trigger Event.

(c) Voting Percentages.

(i) Following the initial distribution of shares of Class B Common Stock so that the number of outstanding shares exceeds 360,000 shares (the “Distribution”) until the total number of shares of Class B Common Stock thereafter outstanding shall first fall below 360,000 shares (the “Initial Trigger Event”), the Class A Percentage shall be 22% and the Class B Percentage shall be 78%.

(ii) From and after the occurrence of an Initial Trigger Event but prior to a Final Trigger Event, the Class A Percentage shall be increased based on the number of shares of Class B Common Stock then issued and outstanding as follows:

(A) if, on the record date for any matter to be voted upon, or consented to, by the holders of Common Stock as provided in clauses (a) and (b) above, the number of outstanding shares of Class B Common Stock is less than 360,000 shares but greater than 280,000 shares, then the Class A Percentage shall thereafter be equal to 40% and the Class B Percentage shall be 60%; and

(B) if, on the record date for any matter to be voted upon, or consented to, by the holders of Common Stock as provided in clauses (a) and (b) above, the number of outstanding shares of Class B Common Stock is less than 280,000 shares but greater than 100,000 shares, then the Class A Percentage shall thereafter be equal to 53% and the Class B Percentage shall be 47%.

(iii) Notwithstanding the foregoing nor anything else herein to the contrary, until the occurrence of a Final Trigger Event: (A) at no time shall the Class A Percentage be reduced or the Class B Percentage be increased as a result of a change in the number of shares of Class B Common Stock outstanding other than through the operation of subparagraph (f) below; and (B) the Class A Percentage shall never be greater than 53% and the Class B Percentage shall never be less than 47%.

(d) Final Trigger Event. When the total number of outstanding shares of Class B Common Stock shall first fall below 100,000 shares (a “Final Trigger Event”), thereafter, on all matters presented for a vote or consent of the Corporation’s shareholders, holders of Class A Common Stock and Class B Common Stock shall each be entitled to one vote for each share held and the Class A Percentage and Class B Percentage shall no longer have any application or effect.

(e) Cumulative Voting. There shall not be cumulative voting on the election of directors.

(f) Class Vote by Class B Common Stock. Notwithstanding any other provision of this Article V, following the Distribution until the occurrence of a Final Trigger Event, the Corporation shall not take any of the following actions without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, given separately as a class, which vote shall be in addition to any right to vote required by Florida law: (i) issue any additional shares of Class B Common Stock, except (1) pursuant to a stock dividend issued exclusively to the holders of Class B Common Stock, (2) pursuant to the terms of any securities issued in or in connection with the Distribution that are by their terms convertible into or exchangeable or exercisable for shares of Class B Common Stock, (3) pursuant to the terms of any class or series of preferred stock or (4) pursuant to any awards granted under the terms of any equity compensation plan of the Corporation adopted in connection with the Distribution or thereafter adopted and approved by the holders of a majority of the then issued and outstanding shares of Class B Common Stock; (ii) effect any reduction in the number of outstanding shares of Class B Common Stock (other than by holders of Class B Common Stock converting Class B Common Stock into Class A Common Stock or through voluntary dispositions thereof to the Corporation); or (iii) effect any change or alteration in any provision of this Article V, Section 1.

(g) Adjustments. In the event of a reorganization, recapitalization, merger, stock split or reverse stock split affecting the Class B Common Stock, then the threshold number of shares of Class B Common Stock referenced in the definition of an Initial Trigger Event, in the definition of a Final Trigger Event or in the adjustment of the Class A Percentage or the Class B Percentage specified in subsection (c)(ii) of this Article V, Section 1 and the number or kind of shares into which the Class B Common Stock are convertible pursuant to this Article V shall be appropriately and proportionately adjusted; and in each such case such provisions shall be applied so as to give effect to such adjustments. If any such transaction shall be effected by amendment of these Amended and Restated Articles of Incorporation, then such amendment shall itself adjust such threshold share number or conversion rate in accordance with the foregoing.

Section 2. Dividends and Distributions on Common Stock.

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in any dividend or distribution of funds legally available if the Board of Directors, in its discretion, determines to declare and cause the Corporation to pay dividends or distributions, and then, only at the times and in the amounts that the Board of Directors may determine; provided that with respect to dividends or other distributions payable other than in cash, including distributions pursuant to stock dividends or stock splits or divisions, the distribution per share of Class A Common Stock must be identical to the distribution per share of Class B Common Stock, except that a dividend or other distribution to holders of Class A Common Stock may be declared and issued in the Corporation’s Class A Common Stock or the Class A Common Stock or substantially equivalent security of a subsidiary or other affiliate of the Corporation (collectively with the Corporation’s Class A Common Stock, “Class A Securities”), and a dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A Securities or in the Corporation’s Class B Common Stock or the Class B Common Stock or substantially equivalent security of a subsidiary or other affiliate of the Corporation (collectively with the Corporation’s Class B Common Stock, “Class B Securities”), provided that in each case the number of shares so declared and issued on a per share basis to such holders is the same.

Section 3. Conversion Rights.

The holders of record of Class B Common Stock may, at any time, convert their shares into shares of Class A Common Stock on a share-for-share basis.

Section 4. No Preemptive Rights or Similar Rights.

Shares of Common Stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions.

Section 5. Rights Upon Liquidation or Dissolution.

Upon dissolution, liquidation or winding up of the Corporation, the assets legally available for distribution to shareholders will be distributable ratably among the holders of Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

ARTICLE VI

PREFERENCES, LIMITATION AND

RELATIVE RIGHTS OF PREFERRED SHARES

Section 1. Series A Preferred Stock.

(a) Designation and Amount. The Board of Directors has authorized and designated a series of preferred stock, which has been designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease will reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into Series A Preferred Stock.

(b) Dividends and Distributions.

(i) Subject to the rights of the holders of any shares of any series of preferred stock ranking prior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of the Common Stock and of any other stock ranking junior to the Series A Preferred Stock (collectively, the “Junior Stock”), will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the greater of (i) $1 and (ii) 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Class A Securities or Class B Securities, as the case may be, or a subdivision of the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be (by reclassification or otherwise), declared on the Class A Common Stock and/or Class B Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event that the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case, the amount to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

(ii) The Corporation will declare a dividend on the Series A Preferred Stock as provided in clause (i) above immediately after it declares a dividend on the Class A Common Stock and/or Class B Common Stock (other than a dividend payable in shares of Class A Securities or Class B Securities). Each such dividend on the Series A Preferred Stock will be payable immediately prior to the time at which the related dividend on the Class A Common Stock and/or Class B Common Stock is payable.

(iii) Dividends will accrue, and be cumulative, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date immediately preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred Stock, or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue, and be cumulative, from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

(c) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided herein or in any amendment hereto, or as otherwise required by Florida law (including with respect to any separate class vote of the holders of Class B Common Stock), each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Stock are entitled to vote. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event. For purposes and in furtherance of Section 1 of Article V, the Class A Common Stock and Series A Preferred Stock shall collectively have the total voting power equaling the Class A Percentage and the number of outstanding shares of Series A Preferred Stock multiplied by a factor of 100 shall be added to the number of outstanding shares of Class A Common Stock for purposes of determining the number of votes that holders of Class B Common Stock shall be entitled to with respect to each share of Class B Common Stock that they hold on all matters presented for a vote of holders of Common Stock (other than any separate class vote required by these Amended and Restated Articles of Incorporation, or any amendment hereto, or by Florida law) until a Final Trigger Event (and in no event shall anything contained in this Article V be deemed to increase the Class A Percentage above the applicable amount set forth in Section 1 of Article V).

(ii) Except as otherwise provided herein or in any amendment hereto creating a series of Preferred Stock or any similar stock, or as otherwise required by Florida law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii) Except as otherwise provided herein or in any amendment hereto, or as otherwise required by Florida law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d) Restrictions.

(i) Whenever dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding have been paid in full, the Corporation will not:

(1) declare or pay dividends, or make any other distributions, on any shares of Junior Stock;

(2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred Stock (such stock, the “Parity Stock”), except dividends paid ratably on the shares of Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3) redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock; or

(4) redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation will not permit any majority-owned subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under clause (d) above, purchase or otherwise acquire such shares at such time and in such manner.

(e) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of preferred stock, subject to the conditions and restrictions on issuance set forth herein or in any amendment hereto creating a series of preferred stock or any similar stock, or as otherwise required by Florida law.

(f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series A Preferred Stock have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to a minimum per share liquidation payment of $100 but will be entitled to an aggregate per share liquidation payment of 100 times the payment made per share of Common Stock or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the shares of Series A Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation at any time (1) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (2) subdivides the outstanding shares of Common Stock, (3) combines the outstanding shares of Common Stock into a smaller number of shares or (4) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

(g) Consolidation, Merger, Etc. In the event that the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each outstanding share of Series A Preferred Stock will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

(h) No Redemption. The shares of Series A Preferred Stock are not redeemable.

(i) Rank. The Series A Preferred ranks, with respect to the payment of dividends and the distribution of assets, junior to all other series of preferred stock unless the terms of such other series shall so provide otherwise.

(j) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

(k) Amendment. These Amended and Restated Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect such stock adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

ARTICLE VII

REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, and the name of the registered agent of the Corporation at that address is Jarett S. Levan.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify any current or former officer, director, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in each case, to the fullest extent permitted by applicable law. The foregoing right of indemnification shall not be exclusive of any other rights which any officer, director, employee, agent or other person may be entitled as a matter of law or which he may be lawfully granted, including pursuant to any contract or agreement.

ARTICLE IX

AMENDMENTS TO BYLAWS AND

ARTICLES OF INCORPORATION

The power to alter, amend or repeal the Corporation’s Bylaws shall be vested in each of the Board of Directors and the shareholders of the Corporation, subject to any restrictions under Florida law or expressly set forth in the Bylaws.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, or in any amendment hereto, or to add any provision to these Amended and Restated Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by Florida law, and all rights conferred upon shareholders, directors, officers and other persons in these Amended and Restated Articles of Incorporation, or in any amendment hereto, are subject to this reservation.